Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael DeVeau
VP, Corporate Strategy, Investor Relations & Communications
212.708.7164
Michael.DeVeau@iff.com

IFF Reports First Quarter 2018 Results

Achieved strong growth across all financial metrics;

Targeting upper end of 2018 sales and operating profit guidance range

NEW YORK, N.Y., (May 7, 2018) – International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) reported financial results and strategic achievements for the first quarter ended March 31, 2018.

First Quarter 2018 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	12%	34%	12%	12%	16%	11%	7%	12%	12%

¹	Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Management Commentary

“We have started the year very well, with robust growth across all of our key financial metrics,” said IFF Chairman and CEO Andreas Fibig. “Top-line trends remained strong in both businesses, with new wins, volume and pricing all contributing to growth. Our focus to drive differentiation, balance our customer base, maximize our portfolio and generate return is yielding strong results. Growth with local and regional customers was strong, growing four times faster than our global customers. Cosmetic Active Ingredients, sweetness and savory modulation, and POWDERPURE, on a standalone basis, also all grew double-digits.

“Cost and productivity initiatives continued to play an integral role in our ability to invest in the business while delivering robust profit growth. Through the combination of these initiatives, as well as our strong sales growth, we delivered double-digit operating profit and EPS growth.”

Mr. Fibig added, “We are off to a strong start to the year and that gives us added confidence in achieving our financial objectives for 2018. And while it’s still early in the year, we believe we will be closer to the upper end of our previously communicated sales and operating profit guidance range.”

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

T +212.765.5500

F +212.708.7132

iff.com

First Quarter 2018 Consolidated Financial Highlights

•	Reported net sales for the first quarter totaled $931 million, an increase of 12% from $828 million in 2017. Excluding the impact of foreign exchange, currency neutral sales increased 7% over the prior year.

•	Reported operating profit for the first quarter was $175 million versus $130 million reported in 2017, an increase of 34%. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted operating profit grew 12%, principally driven by volume growth, the benefits associated with cost and productivity initiatives and favorable sales mix.

•	Reported earnings per share (EPS) for the first quarter was $1.63 per diluted share versus $1.45 per diluted share reported in 2017. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted EPS improved 12%.

First Quarter 2018 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Flavors	11%	18%	6%	15%
Fragrances	14%	20%	8%	12%

Flavors Business Unit

•	On a reported basis, sales increased 11%, or $42.9 million, to $449.0 million. Currency neutral sales grew 6% driven by growth in all categories and nearly all regions.

•	EAME increased 24% on a reported basis and 11% on a currency neutral basis, led by strong double-digit growth in Africa and the Middle East as well as mid-single digit growth in Europe. Growth was achieved across all categories, led by strong performances in Dairy, Savory, and Beverage.

•	North America improved 10% driven by double-digit growth at TastepointSM and strong new wins in Beverage and Dairy.

•	Latin America decreased 2% on a reported and currency neutral basis. Mid-single digit growth in South Cone was more than offset by softness in Mexico and Colombia – both of which grew strong double-digits in the year-ago period. On a category basis, strong double-digit growth was achieved in Savory as well as low-single digit growth in Dairy.

•	Greater Asia increased 6% on a reported basis and 2% on a currency neutral basis, as double-digit growth in India and China was muted by softness in Indonesia and the ASEAN region. On a category basis, growth was strongest in Sweet, Savory and Dairy.

•	Flavors segment profit increased 18% on a reported basis and 15% on a currency neutral basis, driven primarily by volume growth, the benefits from productivity initiatives and favorable sales mix.

Fragrances Business Unit

•	On a reported basis, sales increased 14%, or $59.8 million, to $481.9 million. Currency neutral sales improved 8%, with broad-based growth from all categories and regions.

•	Fine Fragrances increased 12% on a reported basis and 4% on a currency neutral basis led by strong double-digit growth in LATAM and North America.

•	Consumer Fragrances grew 11% on a reported basis and 6% on a currency neutral basis with growth achieved in all categories. Performance was led by high-single digit increases in Home Care, Toiletries, and Hair Care. On a geographic basis, growth was broad-based, with all regions contributing positively to the results.

•	Fragrance Ingredients grew 26% on a reported basis and 18% on a currency neutral basis, with growth in all regions as well as very strong double-digit growth in Cosmetic Active Ingredients.

•	Fragrances segment profit increased 20% on a reported basis and 12% on a currency neutral basis driven primarily by volume growth and the benefits from cost and productivity initiatives.

The Company’s full year 2018 guidance:

	Currency Neutral	FX Impact[1]	Adjusted[2]
Sales	3.0% - 5.0%	~3.0%	6.0% - 8.0%
Operating Profit	5.0% - 7.0%	~1.5%	6.5% - 8.5%
EPS	4.0% - 6.0%	~1.5%	5.5% - 7.5%

[1]	See Use of Non-GAAP Financial Measures
[2]	Excludes items impacting comparability

A copy of the Company’s Quarterly Report on Form 10-Q will be available on its website at www.iff.com or at www.sec.gov by May 9, 2018.

IFF to Combine with Frutarom Industries Ltd.

In a separate press release issued today, IFF announced its intention to combine with Frutarom Industries Ltd. to create a global leader in taste, scent and nutrition. To access the press release, please visit our press release page here.

Audio Webcast

A live webcast to discuss the Company’s first quarter 2018 financial results will be held on May 7, 2018, at 8:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook in our full year 2018 guidance, including our focus to drive differentiation, balance our customer base, maximize our portfolio and our ability to deliver growth across all of our key financial metrics and the impact of our actions on value creation for our shareholders. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2018. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) macroeconomic trends affecting the emerging markets; (2) the Company’s ability to implement and adapt its refreshed Vision 2020 strategy; (3) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (4) the Company’s ability to realize the benefits of its cost and productivity initiatives, (5) the impact of the disruption in supply of citral from BASF on the price and availability of citral in 2018; (6) the Company’s ability to effectively compete in its market, and to successfully develop new, cost-effective and competitive products that appeal to its customers and consumers; (7) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (8) the Company’s ability to benefit from its investments and expansion in emerging markets; (9) the impact of recently enacted U.S. tax legislation on the Company’s effective tax rate in 2018 and beyond; (10) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (11) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (12) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security; (13) the Company’s ability to attract and retain talented employees; (14) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (15) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (16) volatility and increases in the price of raw materials, energy and transportation; (17) price realization in a rising input cost environment (18) fluctuations in the quality and availability of raw materials; (19) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (20) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (21) the Company’s ability to successfully manage its working capital and inventory balances; (22) uncertainties regarding the outcome of, or funding requirements related to litigation or settlement of pending litigation uncertain tax positions or other contingencies; (23) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (24) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (25) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release (1) Currency Neutral Sales, (2) Adjusted Operating Profit and Currency Neutral Adjusted Operating Profit and (3) Adjusted EPS and Currency Neutral Adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or nonoperational nature such as legal charges/credits, gain on sale of assets, operational improvement initiatives, integration costs, FDA mandated recall costs, acquisition related costs and U.S. Tax reform (often referred to as “Items Impacting Comparability”) and, with respect to the currency neutral items, the impact of foreign currency movements. We provide these metrics as we believe that they are useful in providing period to period comparisons of the results of our operational performance. When we provide our expectations for our currency neutral metrics in our full year 2018 guidance, we estimate the anticipated FX impact by comparing prior year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction. When we provide our expectations for our Adjusted Operating Profit and our Adjusted EPS in our full year 2018 guidance, the closest corresponding GAAP measures (expected reported Operating Profit and EPS) and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally are not available without unreasonable effort due to inherent difficulty of forecasting the timing and amount of reconciling items that would be excluded from the GAAP measure in the relevant future period and the relevant tax impact of such reconciling items on EPS. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. Currency Neutral Sales, Adjusted Operating Profit, Currency Neutral Adjusted Operating Profit, Adjusted EPS and Currency Neutral Adjusted EPS should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 7,300 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.

Consolidated Income Statement

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended March 31,
	2018	2017	% Change
Net sales	$930,928	$828,293	12%
Cost of goods sold	525,119	465,210	13%

Gross profit	405,809	363,083	12%
Research and development expenses	78,476	72,126	9%
Selling and administrative expenses	142,644	143,704	(1)%
Amortization of acquisition-related intangibles	9,185	7,066	30%
Restructuring and other charges, net	717	10,143	(93)%
Gain on sales of fixed assets	(69)	(21)	229%

Operating profit	174,856	130,065	34%
Interest expense	16,595	12,807	30%
Other (income), net	(576)	(21,229)	(97)%

Income before taxes	158,837	138,487	15%
Taxes on income	29,421	22,723	29%

Net income	$129,416	$115,764	12%

Earnings per share—basic	$1.63	$1.46
Earnings per share—diluted	$1.63	$1.45
Average shares outstanding
Basic	79,018	79,098
Diluted	79,393	79,409

International Flavors & Fragrances Inc.

Condensed Consolidated Balance Sheet

(Amounts in thousands)

(Unaudited)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$305,276	$368,046
Receivables	734,378	663,663
Inventories	687,817	649,448
Other current assets	242,870	215,387

Total current assets	1,970,341	1,896,544
Property, plant and equipment, net	887,483	880,580
Goodwill and other intangibles, net	1,580,077	1,572,075
Other assets	243,375	249,727

Total assets	$4,681,276	$4,598,926

Bank borrowings and overdrafts,
commercial paper and current portion
of long-term debt	$36,819	$6,966
Other current liabilities	679,933	761,802

Total current liabilities	716,752	768,768
Long-term debt	1,676,211	1,632,186
Non-current liabilities	509,351	508,678
Shareholders’ equity	1,778,962	1,689,294

Total liabilities and shareholders’
equity	$4,681,276	$4,598,926

International Flavors & Fragrances Inc.

Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$129,416	$115,764
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	33,384	26,802
Deferred income taxes	18,404	(3,766)
Gain on disposal of assets	(69)	(21)
Stock-based compensation	7,620	5,819
Pension contributions	(4,387)	(25,263)
Product Recall Claim Settlement	(12,969)	—
Foreign currency gain on liquidation of entity	—	(12,214)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(61,301)	(60,858)
Inventories	(30,185)	(109)
Accounts payable	(8,435)	(1,978)
Accruals for incentive compensation	(36,583)	(23,485)
Other current payables and accrued expenses	(18,540)	(7,586)
Other assets	(26,035)	30,284
Other liabilities	(1,715)	(24,894)

Net cash (used in) provided by operating activities	(11,395)	18,495

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(22)	(138,093)
Additions to property, plant and equipment	(33,105)	(26,662)
Maturity of net investment hedges	(2,405)	1,948
Proceeds from disposal of assets	293	619

Net cash used in investing activities	(35,239)	(162,188)

Cash flows from financing activities:
Cash dividends paid to shareholders	(54,420)	(50,677)
Increase in revolving credit facility borrowings and overdrafts	23,762	100,481
Increase in commercial paper	29,926	107,441
Gain (Loss) on pre-issuance hedges	—	300
Employee withholding taxes paid	(3,266)	(3,000)
Purchase of treasury stock	(10,617)	(37,612)

Net cash (used in) provided by financing activities	(14,615)	116,933

Effect of exchange rates changes on cash and cash equivalents	(1,521)	2,835

Net change in cash and cash equivalents	(62,770)	(23,925)
Cash and cash equivalents at beginning of year	368,046	323,992

Cash and cash equivalents at end of period	$305,276	$300,067

International Flavors & Fragrances Inc.

Business Unit Performance

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net Sales
Flavors	$449,019	$406,164
Fragrances	481,909	422,129

Consolidated	930,928	828,293
Segment Profit
Flavors	111,564	94,556
Fragrances	93,277	77,875
Global Expenses	(23,825)	(16,293)
Operational Improvement Initiatives	(1,026)	(621)
Acquisition Related Costs	514	(8,788)
Integration Related Costs	—	(1,192)
Tax Assessment	—	(5,350)
Restructuring and Other Charges, net	(717)	(10,143)
Gain on Sale of Assets	69	21
FDA Mandated Product Recall	(5,000)	—

Operating profit	174,856	130,065
Interest Expense	(16,595)	(12,807)
Other income (expense), net	576	21,229

Income before taxes	$158,837	$138,487

Operating Margin
Flavors	24.8%	23.3%
Fragrances	19.4%	18.4%
Consolidated	18.8%	15.7%

International Flavors & Fragrances Inc.

Sales Performance by Region and Category

(Unaudited)

		First Quarter 2018 vs . First Quarter 2017 Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total
North America	Reported	10%	13%	6%	11%	10%	10%
EAME	Reported	7%	19%	28%	17%	24%	20%
Currency Neutral		-5%	5%	15%	4%	11%	7%
Latin America	Reported	37%	3%	26%	11%	-2%	6%
Currency Neutral		35%	3%	24%	11%	-2%	6%
Greater Asia	Reported	-15%	8%	56%	14%	6%	9%
Currency Neutral		-17%	5%	49%	11%	2%	6%
Total	Reported	12%	11%	26%	14%	11%	12%
Currency Neutral		4%	6%	18%	8%	6%	7%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2018 period.

International Flavors & Fragrances Inc.

GAAP to Non-GAAP Reconciliation

Foreign Exchange Impact

(Unaudited)

	Sales	Operating Profit	EPS
Q1 Consolidated
% Change—Reported (GAAP)	12%	34%	12%
Items Impacting Comparability	0%	-19%	-1%
% Change—Adjusted (Non-GAAP)	12%	16%*	11%
Currency Impact	-5%	-4%	1%
% Change—Currency Neutral (Adjusted)	7%	12%	12%

	Sales	Segment Profit
Q1 Flavors
% Change—Reported (GAAP)	11%	18%
Currency Impact	-4%	-3%
% Change—Currency Neutral	6%*	15%

	Sales	Segment Profit
Q1 Fragrances
% Change—Reported (GAAP)	14%	20%
Currency Impact	-6%	-8%
% Change—Currency Neutral	8%	12%

*	Item does not foot due to rounding

International Flavors & Fragrances Inc.

GAAP to Non-GAAP Reconciliation

(Amounts in thousands)

(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	First Quarter
(DOLLARS IN THOUSANDS)	2018	2017
Reported (GAAP)	$405,809	$363,083
Operational Improvement Initiatives (a)	453	621
Acquisition Related Costs (b)	—	5,301
Integration Related Costs (c)	—	88
FDA Mandated Product Recall (g)	5,000	—

Adjusted (Non-GAAP)	$411,262	$369,093

Reconciliation of Selling and Administrative Expenses
	First Quarter
(DOLLARS IN THOUSANDS)	2018	2017
Reported (GAAP)	$142,644	$143,704
Acquisition Related Costs (b)	514	(3,487)
Integration Related Costs (c)	—	(943)
Tax Assessment (d)	—	(5,350)

Adjusted (Non-GAAP)	$143,158	$133,924

Reconciliation of Operating Profit
	First Quarter
(DOLLARS IN THOUSANDS)	2018	2017
Reported (GAAP)	$174,856	$130,065
Operational Improvement Initiatives (a)	1,026	621
Acquisition Related Costs (b)	(514)	8,788
Integration Related Costs (c)	—	1,192
Tax Assessment (d)	—	5,350
Restructuring and Other Charges, net (e)	717	10,143
Gain on Sale of Assets	(69)	(21)
FDA Mandated Product Recall (g)	5,000	—

Adjusted (Non-GAAP)	$181,016	$156,138

International Flavors & Fragrances Inc.

GAAP to Non-GAAP Reconciliation

(Amounts in thousands)

(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income
	First Quarter
	2018				2017
(DOLLARS IN THOUSANDS)	Income before taxes	Taxes on income (i)	Net income	EPS (j)	Income before taxes	Taxes on income (i)	Net income	EPS
Reported (GAAP)	$158,837	$29,421	$129,416	$1.63	$138,487	$22,723	$115,764	$1.45
Operational Improvement Initiatives (a)	1,026	294	732	0.01	621	155	466	0.01
Acquisition Related Costs (b)	(514)	(134)	(380)	—	8,788	3,138	5,650	0.07
Integration Related Costs (c)	—	—	—	—	1,191	362	829	0.01
Tax Assessment (d)	—	—	—	—	5,350	1,892	3,458	0.04
Restructuring and Other Charges, net (e)	717	169	548	0.01	10,143	2,967	7,176	0.09
Gain on Sale of Assets	(69)	(17)	(52)	—	(21)	(7)	(14)	—
CTA Realization (f)	—	—	—	—	(12,214)	—	(12,214)	(0.15)
FDA Mandated Product Recall (g)	5,000	1,196	3,804	0.05	—	—	—	—
U.S. Tax Reform (h)	—	(649)	649	0.01	—	—	—	—

Adjusted (Non-GAAP)	$164,997	$30,280	$134,717	$1.69	$152,345	$31,230	$121,115	$1.52

(a)	For 2018, represents accelerated depreciation related to a plant relocation in India and a lab closure in Taiwan. For 2017, represents accelerated depreciation and idle labor costs in Hangzhou, China.
(b)	For 2018, represents adjustments to the contingent consideration payable for PowderPure and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses. For 2017, represents the amortization of inventory “step-up” related to the acquisitions of David Michael and Fragrance Resources, included in cost of goods sold and transaction costs related to the acquisitions of David Michael, Fragrance Resources and PowderPure, included in Selling and administrative expenses.
(c)	Represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.
(d)	Represents the reserve for payment of a tax assessment related to commercial rent for prior periods.
(e)	Represents severance costs related to the 2017 Productivity Program and Taiwan lab closure.
(f)	Represents the release of CTA related to the liquidation of a foreign entity.
(g)	Represents management’s best estimate of losses related to the previously disclosed FDA mandated recall.
(h)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017.
(i)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For first quarter of 2018, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit).
(j)	The sum of these items does not foot due to rounding.

The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $0.7M related to PowderPure, $2.0M related to Fragrance Resources, $1.1M related to David Michael, $1.6M related to Ottens Flavors, and $2.0M related to Lucas Meyer Cosmetics.